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                                                                    EXHIBIT 99.A

                 [LETTERHEAD FIDELITY NATIONAL FINANCIAL, INC.]

                                  NEWS RELEASE

================================================================================

Contacts:  Frank P. Willey
           President
           Jo Etta Bandy
           Vice President - Investor Relations
           (714) 622-5000

FOR IMMEDIATE RELEASE

                    FIDELITY NATIONAL FINANCIAL, INC. SIGNS
                            DEFINITIVE AGREEMENT FOR
                       THE PURCHASE OF NATIONS TITLE INC.

     IRVINE, Calif., September 14, 1995 -- Fidelity National Financial, Inc., (NYSE:FNF), one of the nation's leading title insurance underwriters, today announced that it has executed a definitive agreement relating to the acquisition of Nations Title Inc., which, together with its wholly-owned subsidiaries, Nations Title Insurance Company, Nations Title Insurance of New York Inc. and National Title Insurance of New York, Inc., is the nation's eighth largest title insurance underwriter. Nations Title Inc. is a wholly-owned subsidiary of Nations Holding Group.

     Under the terms of the agreement, Fidelity National Financial will acquire 100 percent of the outstanding stock of Nations Title Inc. from its sole shareholder, Nations Holding Group. The purchase price of $21 million in cash and 160,000 shares of Fidelity National Financial, Inc. common stock represents a discount from Nations Title Inc.'s GAAP book value.

     The agreement calls for the acquisition to close on or before March 31, 1996. However, if insurance regulatory approvals are still pending at that date the closing may be extended until May 31, 1996.

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FIDELITY NATIONAL FINANCIAL, INC. SIGNS DEFINITIVE AGREEMENT FOR
THE PURCHASE OF NATIONS TITLE INC.
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     "Fidelity has traditionally concentrated on the development and expansion of direct operations in key title insurance markets," said Frank P. Willey, president of Fidelity National Financial. "However, there are significant market segments that do not lend themselves to direct operations. These are the areas where Nations, an agency driven underwriter, has been very successful in growing market share through their established agency operations. We believe the combination of our direct operations and Nations' strong agency network will provide a balance to Fidelity's title premium revenue between direct and agency, as well as hedge against future market downturns. Once assimilated, this acquisition should increase our operating efficiencies and produce certain economies of scale, resulting in increased profits and shareholder value."

     For the year ended December 31, 1994, Nations Title reported revenue of $296,991,000 and net income of $2,139,000.

     Nations Title Inc., issues title insurance policies and performs other title-related services such as escrow and trust activities in connection with real estate transactions in 46 states, Puerto Rico, Guam and the Virgin Islands.

     Headquartered in Irvine, California, Fidelity National Financial, Inc. is one of the largest national underwriters engaged in the business of issuing title insurance policies and performing other title-related services in 49 states, the District

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FIDELITY NATIONAL FINANCIAL, INC. SIGNS DEFINITIVE AGREEMENT FOR
THE PURCHASE OF NATIONS TITLE INC.
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of Columbia, Puerto Rico, the Bahamas, and the Virgin Islands through its principal underwriting subsidiaries: Fidelity National Title Insurance Company, Fidelity National Title Insurance Company of California, Fidelity National Title Insurance Company of New York, Fidelity National Title Insurance Company of Pennsylvania, Fidelity National Title Insurance Company of Tennessee and American Title Insurance Company.

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